Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Announces CEO Transition
New York, NY – November 20, 2009 –Capital Trust, Inc. (NYSE: CT) announced today that John R. Klopp, co-founder and CEO, is retiring after 21 years of service to the Company and its predecessor. The Company also announced that Stephen D. Plavin, Chief Operating Officer since 1998, has been appointed Chief Executive Officer and a Director. Geoffrey G. Jervis, Chief Financial Officer, and Thomas C. Ruffing, Chief Credit Officer, will continue in their current roles.
“We are all saddened by John’s decision to retire, but thank him for his many years of strong leadership and wish him the best in his next endeavors,” said Sam Zell, co-founder and Chairman of the Board. “Capital Trust has a very deep and talented management bench. I have great confidence in Steve, and look forward to continuing to work with him and the CT team through these challenging times.”
Mr. Klopp’s resignation as CEO, President and member of the Board is effective as of December 1, 2009, but he will continue to serve as a consultant to the Company for the next twelve months. Mr. Plavin’s appointments as Chief Executive Officer and Director are also effective as of December 1, 2009.
*      *      *
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.